Exhibit 10.32

Dated 25 November 2013

(and amended and restated on the First Amendment and Restatement Date and further amended and restated on the Second Amendment and Restatement Date)

Wells Fargo Bank Northwest, National Association (not in its individual capacity but as owner trustee for GAIF II Investment Nineteen, LLC)

(as the Seller)

– and –

MSN 37138 Ltd.

(as the Buyer)

AMENDED AND RESTATED AIRCRAFT SALE AGREEMENT

RELATING TO

ONE BOEING 777F AIRFRAME MSN 37138

AND TWO GE90 ENGINES

MSN 907037 and 907038

[*] = Portions of this exhibit have been omitted pursuant to a Confidential Treatment Request. An unredacted version of this exhibit has been filed Separately with the Commission.

CONTENTS

		Page

1	Definitions and Interpretation	1

2	Agreement to Sell and Buy	7

3	Seller Conditions Precedent	8

4	Buyer Conditions Precedent	8

5	Purchase Price	8

6	Delivery and Acceptance	9

7	Termination; Return of Security Deposit	12

8	Tax	14

9	Default Interest	15

10	Indemnities	16

11	Costs and Expenses	18

12	Seller Representations	19

13	Acknowledgement and Disclaimer	21

14	Buyer Representations	22

15	Insurance	23

16	Authorisations and Fees	23

17	Intentionally Omitted	24

18	Assignments; Further Assurance	24

19	Payment Mechanics	24

20	Notices	25

21	Calculations and Certificates	27

22	Partial Invalidity	27

23	Remedies and Waivers	27

24	Amendments; Waiver	27

25	Counterparts	27

26	Entire Agreement	27

27	Time of the Essence	28

28	Brokers and Other Third Parties	28

29	Third Party Rights	28

30	Governing Law	28

31	Jurisdiction	28

32	Process Agent	29

33	Confidentiality	29

THIS AIRCRAFT SALE AGREEMENT (this “Agreement”) is made on 25 November 2013 (and amended and restated on the First Amendment and Restatement Date and further amended and restated on the Second Amendment and Restatement Date)

BETWEEN:

(1)	Wells Fargo Bank Northwest, National Association, not in its individual capacity but solely as owner trustee under that certain trust agreement dated as of 16 September 2010 and made with GAIF II Investment Nineteen, LLC, a national banking association organised and existing under the laws of the United States of America with its principal place of business at 260 North Charles Lindbergh Drive, MAC: U1240-026, Salt Lake City, Utah 84116, United States of America (the “Seller”); and

(2)	MSN 37138 Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands, whose registered office is at Codan Trust Company (Cayman) Limited, Cricket Square, PO Box 2681, Grand Cayman KY1-1111 Cayman Islands (the “Buyer”).

IT IS AGREED AS FOLLOWS:

1	Definitions and Interpretation

1.1	Definitions

In this Agreement the following words and expressions have the meanings set out below:

“AAWW” means Atlas Air Worldwide Holdings, Inc.;

“Actual Purchase Price” has the meaning given to such term in clause 5.2;

“Additional Security Deposit” means the sum of [*];

“Aircraft” means the Airframe together with the Engines and, where the context permits, the Technical Records;

“Airframe” means the Boeing 777F airframe with MSN 37138 together with any and all Parts and, where the context permits, the Technical Records relating to such airframe and such Parts;

“Airframe Warranties Assignment” means an assignment by the Seller to the Buyer, without recourse and subject to any rights of the Lessee under the Lease and the Sub-lessee under the Sub-Lease, of all of its right, title and interest in all warranties provided by the Manufacturer in respect of the Aircraft;

“Authorisations” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Aviation Authority” means the civil aviation authority of Belgium, or any successor thereto;

“Base Purchase Price” has the meaning given to such term in clause 5.1;

“Bill of Sale” means the bill of sale for the Aircraft substantially in the form of Schedule 3;

“Business Day” means a day (other than a Saturday, Sunday or holiday scheduled by law) on which banks are open for general business in London, United Kingdom and New York, New York, United States of America;

“Buyer Conditions Precedent” means each of the items referred to in Part 2 of Schedule 2;

“Buyer Guarantee” means the guarantee of certain of the Buyer’s and the Other Aircraft Buyers’ obligations to the Seller and the Other Aircraft Sellers under and pursuant to the Transaction Documents as specified therein, dated on or about the date hereof executed by the Buyer Guarantor in favour of the Seller and the Other Aircraft Sellers;

“Buyer Guarantor” means Titan Singapore Aircraft Leasing Pte. Ltd., a company organised and existing under the laws of the Republic of Singapore;

“Default” has the meaning given to such term in the Lease;

“Delivery” means the transfer of title to the Aircraft from the Seller to the Buyer in accordance with this Agreement;

“Delivery Acceptance Certificate” means a certificate substantially in the form set out in Schedule 4;

“Delivery Date” means the date (being a Business Day) on which Delivery occurs;

“Delivery Location” means such location as may be agreed between the Seller and the Buyer and coordinated with the Lessee where any Taxes arising from the Delivery are mitigated;

“Delivery Payment” has the meaning given to such term in clause 5.4;

“Dollars” and “$” means the lawful currency of the United States of America;

“Economic Closing Date” means 27 September 2013;

“Effective Time Notice” has the meaning given to such term in the Novation Agreement;

“Engine” means each of the General Electric GE90 model engines with MSNs 907037 and 907038 or any replacement therefor pursuant to and in accordance with the Lease, in each case together with any and all Parts belonging to or installed in such engine and, where the context permits, the Technical Records relating to such engine and such Parts;

“Engine Warranties Assignment” means an assignment by the Seller to the Buyer, without recourse and subject to the rights of the Lessee under the Lease and the Sub-lessee under the Sub-lease, of all of its right, title and interest in all warranties provided by the Manufacturer in respect of the Engines;

“Existing Financing Documents” means the loan agreement and related agreements with the Existing Financing Parties in relation to the financing of the Aircraft by GAIF 19;

“Existing Financing Parties” means Credit Agricole Corporate and Investment Bank (as facility agent, security trustee, Commonwealth Bank of Australia, DVB Bank SE, Norddeutsche Landesbank Girozentrale and Westpac Banking Corporation;

“Existing Financing Releases” means the release documents to be entered into at Delivery between the Seller, GAIF 19 and the Existing Financing Parties in relation to the release of the security over the Aircraft;

“Final Delivery Date” has the meaning given to such term in clause 6.3;

“First Amendment and Restatement Date” means 20 December 2013;

“First Deed of Amendment and Restatement” means the deed of amendment and restatement dated the First Amendment and Restatement Date between the Seller and the Buyer relating to this Agreement;

“GAIF II” means Guggenheim Aviation Investment Fund II, LP;

“GAIF II [*]” means [*];

“GAIF 19” means GAIF II Investment Nineteen, LLC, the beneficiary of the Seller;

“GAP [*]” means [*];

“Governmental Authority” means any:

(a)	nation or government, any state or other political sub division thereof or local jurisdiction therein;

(b)	any central bank (or similar monetary or regulatory authority) thereof;

(c)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

(d)	any corporation or other entity of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant;

“Initial Security Deposit” means the sum of [*];

“Interest Rate” has the meaning given to such term in clause 5.2;

“Lease” means the lease agreement in respect of the Aircraft dated 25 May 2011 between the Seller and the Lessee as amended, assigned, transferred or restated from time to time;

“Lease Documents” means the documents which are listed in Schedule 1;

“Lessee” means TNT Transport International B.V., a company incorporated under the laws of The Netherlands;

“Losses” means any claim, loss, liability, fine, penalty, damages, cost, expense, fee, suit, judgment, proceeding, order or other sanction;

“Manufacturer” means, in relation to the Airframe, The Boeing Company and, in relation to the Engines, General Electric Company;

“MSN” means manufacturer’s serial number;

“Novation Agreement” means the novation agreement entered into or to be entered into between the Buyer, the Seller and the Lessee in relation to the novation of the Lease;

“Other Aircraft” means each of the two Boeing 777F aircraft with MSNs 39286 and 38969 in each case as is more particularly defined as the “Aircraft” in the Other Aircraft Sale Agreement relating thereto;

“Other Aircraft Buyer” means, as applicable, MSN 38969 Ltd. or MSN 39286 Pte. Ltd.;

“Other Aircraft Sale Agreement” means, with respect to each of the Other Aircraft, the amended and restated aircraft sale agreement in respect thereof dated the date hereof and made between the applicable Other Aircraft Buyer and the applicable Other Aircraft Seller;

“Other Aircraft Seller” means, as applicable, (i) Wells Fargo Bank Northwest, National Association (not in its individual capacity but as owner trustee for GAIF II Investment Sixteen, LLC) or (ii) Wells Fargo Bank Northwest, National Association (not in its individual capacity but as owner trustee for GAIF II Investment Twenty-Eight, LLC);

“Parts” means, whether or not from time to time installed on the Airframe or the Engines, any and all appliances, accessories, computers, instruments, assemblies, modules, components and other items of equipment (other than a complete Engine) that are furnished with any of the Airframe or the Engines at Delivery, and, where the context permits, such of the Technical Records as relate thereto;

“Party” means a party to this Agreement;

“Permitted Liens” means (i) the Lease and the Sub-lease, (ii) Security permitted under the Lease or the Sub-Lease (other than Security which relates to the Seller’s financing of the Aircraft), (iii) Security that the Lessee is obligated under the Lease to discharge and (iv) any other Security created by or through Buyer at Delivery.

“Relevant Period” has the meaning given to such term in clause 15.1;

“Rental” has the meaning given to such term in the Lease;

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under any applicable limitation acts and the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons and any other reservations or qualifications of law (but not of fact) expressed in any legal opinions provided as conditions precedent under this Agreement in relation to the law in force on the date of such opinions;

“Right of [*]” means [*];

“Scheduled Delivery Date” has the meaning given to such term in clause 6.3;

“Second Amendment and Restatement Date” means 3 January 2014;

“Second Deed of Amendment and Restatement” means the second deed of amendment and restatement dated the Second Amendment and Restatement Date between the Seller and the Buyer relating to this Agreement.

“Security” means any mortgage, charge, pledge, lien, statutory or other right in rem, hypothecation, assignment, security interest, lease, option, title retention, preferential right or trust or any encumbrance of any kind having the effect of securing any obligation of any person or preferring any creditor (including rights of set off, reciprocal fee arrangements and defeasance) and any rights of forfeiture, confiscation or detention;

“Security Deposit” means the Initial Security Deposit and the Additional Security Deposit;

“Seller Conditions Precedent” means each of the items referred to in Part 1 of Schedule 2;

“Seller Indemnitees” means the Seller, Guggenheim Aviation Partners, LLC, Guggenheim Aviation Partners Limited, GAIF II, GAIF 19, each of the Existing Financing Parties as financing parties and each of their respective assigns, successors, officers, directors, shareholders, subsidiaries, partners, members, managers, affiliates, employees, servants, agents and contractors;

“Sub-lease” means the sub-lease agreement in respect of the Aircraft dated 27 October 2011 between the Lessee and the Sub-lessee, as amended, assigned, transferred or restated from time to time;

“Sub-lessee” means TNT Airways S.A., a company incorporated under the laws of Belgium;

“Supplemental Rental” has the meaning given to such term in the Lease;

“Supplemental Rental Balance” means, in relation to each category of Supplemental Rental payable by the Lessee pursuant to the Lease, an amount equal to the aggregate amount of applicable Supplemental Rental paid by Lessee pursuant to the Lease prior to the date of this Agreement.

“Supplementary Security Deposit” means the sum of [*];

“Tax” means any tax, customs duty, levy, impost, duty or other charge or withholding of a similar nature in any jurisdiction (including any deferred tax and any penalty or interest payable in connection with any failure to pay or delay in paying any of the same) and “Taxes” shall be construed accordingly;

“Tax Indemnitees” means the Seller Indemnitees other than the Existing Financing Parties and each of their respective assigns, successors, officers, directors, shareholders, subsidiaries, partners, members, managers, affiliates, employees, servants, agents and contractors;

“Technical Records” has the meaning given to such term in the Lease;

“Total Loss” means:

(a)	the actual, constructive, arranged or total loss of the Aircraft or Airframe being agreed by insurers;

(b)	the Aircraft or Airframe being destroyed, damaged beyond economic repair or becoming permanently unfit for normal use for any reason (including any damage to the Aircraft or Airframe or it being requisitioned for use where the insurers agree a total loss settlement);

(c)	the Aircraft or Airframe being requisitioned for title, confiscated, detained, forfeited, compulsorily purchased or requisitioned for hire; or

(d)	the Aircraft or Airframe being hijacked, stolen or disappearing for 30 days or longer;

“Transaction Documents” means this Agreement, the First Deed of Amendment and Restatement, the Second Deed of Amendment and Restatement, the Bill of Sale, the Buyer Guarantee, the GAIF II [*], the GAP [*], the Delivery Acceptance Certificate, the Novation Agreement, the Effective Time Notice, the Warranty Assignments and any other document specified as such and by mutual agreement of the Parties;

“VAT” means any value added tax and/or any goods and services, sales or turnover tax, imposition or tax of a similar nature;

“Warranty Assignments” means the Airframe Warranties Assignment and the Engine Warranties Assignment.

1.2	Interpretation:

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	any agreement, instrument or document include references to such agreement, instrument or document as amended, supplemented, novated, re-enacted and/or restated;

(iii)	a provision of law includes references to such provision as re-enacted, amended or extended and any subordinate legislation made under it;

(iv)	clauses, paragraphs and Schedules shall be construed as references to clauses and paragraphs of, and Schedules to, this Agreement;

(v)	“including” shall not be construed restrictively but shall mean “including, without prejudice to the generality of the foregoing”; and

(vi)	a “person” shall include any individual, company, corporation, firm, partnership, joint venture association, organisation, institution, authority, trust or agency, whether or not having a separate legal personality.

(b)	The index and any headings, sub-headings or footnotes in this Agreement are for ease of reference only and shall be ignored in construing this Agreement.

(c)	Any consent, waiver or approval required from the Seller under this Agreement must be in writing and will be of no effect if not in writing.

2	Agreement to Sell and Buy

2.1	Agreement to Sell and Buy: Subject to the terms of this Agreement, the Seller agrees to sell and deliver to the Buyer, and the Buyer agrees to buy and accept from the Seller, the Aircraft with the benefit of the Lease on the Delivery Date in an “as is where is” condition at the Delivery Location for the Actual Purchase Price. The transfer to and assumption by the Buyer of the rights and obligations of the Seller under the Lease shall take effect concurrently with Delivery in accordance with the terms of the Novation Agreement.

2.2	Title: Subject to the terms of this Agreement, on Delivery, the Seller shall transfer title to the Aircraft to the Buyer with full title guarantee free and clear of any Security other than Permitted Liens.

2.3	Risk: All risk of loss or destruction of, or damage to, the Aircraft shall (as between the Seller and the Buyer) pass from the Seller to the Buyer on Delivery.

2.4	Warranties: On Delivery, the Seller and the Buyer shall enter into the Airframe Warranties Assignment and the Engine Warranties Assignment. The Seller agrees to give notice of (i) the Airframe Warranties Assignment to the relevant Manufacturer and use reasonable endeavours to deliver the consent of such Manufacturer to such assignment at or prior to Delivery and (ii) the Engine Warranties Agreement to the relevant Manufacturer and use reasonable endeavours to deliver the consent of such Manufacturer to such assignment at or prior to Delivery.

2.5	Lease Documents: Following execution of this Agreement, the Seller will not amend, vary, novate or assign, or waive any material requirement under or exercise any material discretion or give any material consent or material approval under the Lease Documents without the prior written consent of the Buyer (not to be unreasonably withheld or delayed).

3	Seller Conditions Precedent

3.1	Seller Conditions Precedent: The Seller shall only be obliged to sell and deliver the Aircraft to the Buyer if each of the Seller Conditions Precedent has been satisfied (or waived or deferred pursuant to clause 3.2) on or before Delivery.

3.2	Waiver: The Seller Conditions Precedent are for the sole benefit of the Seller and may be waived or deferred, in whole or in part and with or without conditions, by the Seller in its absolute discretion.

4	Buyer Conditions Precedent

4.1	Buyer Conditions Precedent: The Buyer shall only be obliged to buy and accept the Aircraft from the Seller if each of the Buyer Conditions Precedent has been satisfied (or waived or deferred pursuant to clause 4.2) on or before Delivery.

4.2	Waiver: The Buyer Conditions Precedent are for the sole benefit of the Buyer and may be waived or deferred, in whole or in part and with or without conditions, by the Buyer in its absolute discretion.

5	Purchase Price

5.1	Purchase Price: The purchase price of the Aircraft shall be [*] (the “Base Purchase Price”), subject to adjustment as set forth below and payable in accordance with clause 5.4. The Base Purchase Price is based on an assumed Dollar amortising LIBOR swap rate with an average life of [*] years of [*]% (the “Reference Interest Rate”).

5.2	Purchase Price Adjustment. The Base Purchase Price shall be:

(a)	either (i) reduced by [*] for each basis point that the Dollar-amortising Libor swap rate with an average life of [*] years (pay fixed, receive floating) on [*] with reference to Bloomberg page IRSB18 using the [*] (the “Interest Rate”) exceeds the Reference Interest Rate, or (ii) increased by [*] for each basis point that the Reference Interest Rate exceeds the Interest Rate. The adjustments described in this clause 5.2(a) will be calculated to one tenth of a basis point. The adjustment factor of [*] will accordingly be prorated, being [*] for every tenth of a basis point; and then

(b)	reduced further by an amount equal to the portion of any Rental paid, or to be paid, by the Lessee under the Lease (pro-rated on a daily basis) which is allocable to the period commencing on, and including, the Economic Closing Date and ending on, but excluding, the Delivery Date; and then

(c)	reduced further by any amount of Rental received by the Seller in respect of the period from (and including) the Delivery Date to the end of the monthly invoice period during which the Delivery Date occurs; and then

(d)	increased by the amount of interest accrued on the Base Purchase Price for the period commencing on, and including, the Economic Closing Date and ending on, but excluding, the Delivery Date, at the rate of [*]% ([*] per cent) per annum, calculated on the basis of the number of actual days elapsed.

(such Base Purchase Price, as so adjusted, the “Actual Purchase Price”).

5.3	Calculation of the Actual Purchase Price. On the date falling three Business Days prior to the Delivery Date, the Seller shall deliver to the Buyer a statement showing its calculation of the Actual Purchase Price. Unless the Buyer, at least one Business Day prior to the Delivery Date, notifies the Seller in writing that it objects to the Seller’s calculation of the Actual Purchase Price, specifying the basis for such objection, the Seller’s calculation shall become final, binding and conclusive upon the Parties for purposes of this Agreement (absent any delay in the actual Delivery Date). In the event the Buyer timely notifies the Seller of a disagreement in the calculation, the Parties will endeavour to resolve any discrepancies in the Actual Purchase Price calculation prior to the Delivery Date and, in any event, by the Final Delivery Date. For the avoidance of doubt, if after determination of the Actual Purchase Price in accordance with clause 5.2, the Delivery Date is changed, the final determination of the Actual Purchase Price under clause 5.2 shall be made three Business Days prior to the actual Delivery Date.

5.4	Payment of the Purchase Price: Subject to the terms of this Agreement, at Delivery, the Buyer shall pay to the Seller by wire transfer of immediately available funds an amount equal to the Actual Purchase Price less (i) the Security Deposit (ii) the Supplementary Security Deposit and (iii) the sum of all the Supplemental Rental Balances as at the Delivery Date (which amount shall be confirmed by the Seller and the Lessee pursuant to the Novation Agreement), (the “Delivery Payment”). Receipt by the Seller of the Delivery Payment in full shall satisfy pro tanto the Buyer’s obligation to pay the Actual Purchase Price hereunder.

5.5	Security Deposit and Supplementary Security Deposit: The Buyer shall pay the Security Deposit and the Supplementary Security Deposit to the Seller to secure the Buyer’s performance of its obligations under this Agreement. Each of the Security Deposit and the Supplementary Security Deposit shall be the property of the Seller once the Seller has received it. The Seller hereby acknowledges that it has received the Security Deposit and the Supplementary Security Deposit from the Buyer.

5.6	Interest on Security Deposit and Supplementary Security Deposit: All interest accruing on the Security Deposit and the Supplementary Security Deposit shall be for the account of the Seller.

6	Delivery and Acceptance

6.1	Delivery: Subject to the terms and conditions of this Agreement, the Seller shall, on the Delivery Date, tender the Aircraft for Delivery and effect the transfer of title to the Aircraft to the Buyer by executing and delivering to the Buyer the Bill of Sale. Delivery will occur when all the Buyer Conditions Precedent and all the Seller Conditions Precedent have been satisfied, deferred or waived.

6.2	Acceptance: Subject to the terms and conditions of this Agreement, upon the Seller tendering the Aircraft for Delivery pursuant to clause 6.1, the Buyer shall accept the Aircraft and shall evidence such acceptance by executing and delivering to the Seller the Delivery Acceptance Certificate.

6.3	Delivery Date: Each Party currently anticipates that Delivery will take place on 6 January 2014 or as soon as reasonably practicable thereafter as agreed by the Parties (the “Scheduled Delivery Date”). The Seller and the Buyer shall keep each other reasonably apprised as to the actual expected Delivery Date. Delivery shall not occur later than 15 January 2014 (or such later date as the Seller and the Buyer may agree) (the “Final Delivery Date”).

6.4	Delivery Location: The Buyer acknowledges that the Aircraft is in the possession of the Sub-lessee and shall be legally tendered for sale and delivery by the Seller without any transfer of physical possession. Notwithstanding the foregoing, Delivery shall occur while the Aircraft is located at the Delivery Location.

6.5	Delay:

(a)	Subject to clause 6.5(b), neither Party shall be responsible to the other Party for any direct or indirect Losses the other Party suffers as a result of any delay or failure in Delivery, including, without limitation, any failure of the Lessee or the Sub-lessee to co-operate with Delivery.

(b)	If:

(i)	Delivery does not occur on the Scheduled Delivery Date for any reason other than failure by the Seller or GAIF II to observe, perform or fulfil any of its obligations under this Agreement (unless such failure is caused by, or results from, any act or omission of the Buyer, the Buyer Guarantor, the Lessee or the Sub-lessee); and

(ii)	as a result of such failure, GAIF 19 is required to indemnify, or otherwise compensate, any Existing Financing Party for any losses suffered by such Existing Finance Party as a result of the loan advanced by such Existing Finance Party to GAIF 19 (the “Loan”) not being prepaid on the Scheduled Delivery Date, the Buyer shall, within seven days of demand, pay to GAIF 19 an amount equal to:

(A)

the interest accruing on an amount equal to the aggregate of the principal amount of the Loan payable by GAIF 19 to the Existing Financing Parties on the Scheduled Delivery Date, accrued interest thereon and any breakage costs payable in connection with such prepayment in respect of the period commencing on (and including) the Scheduled Delivery Date and ending on (and excluding) the earlier of (i) the Delivery Date and (ii) the date of termination of this Agreement (the “Calculation Period”) at the rate of interest per annum equal to the higher of (x) 7.025% and (y) the LIBOR rate then applicable to the prepayment amount pursuant to the terms of the loan agreement entered into between GAIF 19 and the Existing Financing Parties plus 4.875%; less

(B)	the interest accruing on the Base Purchase Price in accordance with clause 5.2(d) during the Calculation Period.

(c)	All interest amounts to be calculated pursuant to clause 6.5(b) shall accrue from day to day and be calculated on the basis of a year of 360 days and the actual number of days elapsed during the Calculation Period.

(d)	Any demand for payment made by GAIF 19 pursuant to clause 6.5(b) shall be accompanied by a statement setting out in reasonable detail the calculation of the amount so demanded.

6.6	Cape Town:

(a)	Unless and until the Aircraft has been delivered by the Seller to the Buyer in accordance with this Agreement, the Buyer shall not seek to, nor be entitled to, register any interest in the Airframe or any Engine at the international registry (the “IR”) located in Dublin, Ireland, established pursuant to the Convention on International Interests in Mobile Equipment, and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, in each case adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa Cape Town Convention.

(b)	At or after Delivery, the Seller will cooperate with the Buyer to (i) register a contract of sale in respect of the Airframe and each of the Engines with the international registry, (ii) cause Credit Agricole Corporate and Investment Bank to discharge its existing international interests in respect of the Airframe and each of the Engines then registered with the IR and (iii) if permitted by applicable law, cause new international interests created by the Novation Agreement to be registered with the IR with the Lessee as Debtor and the Buyer as creditor (it being understood that this registration will be for notice purposes only). The Seller’s co-operation will include the Seller being, at its own expense, a Transacting User Entity approved by the IR at Delivery.

6.8	Buyer’s Financing:

(a)	The Buyer shall keep the Seller reasonably apprised of the status and estimated closing date of its financing related to the Aircraft, provided that the Buyer shall not be obligated to disclose any confidential information to the Seller.

(b)	Nothing in this clause 6.8 shall be construed to restrict, modify, waive or in any way affect the Buyer’s right to terminate this Agreement pursuant to clause 7.2(a).

7	Termination; Return of Security Deposit/Supplementary Security Deposit

7.1	Termination by Either Party: Either Party may terminate this Agreement by written notice to the other Party upon the occurrence of any of the following:

(a)	[intentionally deleted];

(b)	on or before Delivery, a Total Loss occurs;

(c)	if, on or before Delivery, it becomes unlawful in any applicable jurisdiction for (i) either the Buyer or the Seller to perform any of its respective obligations under this Agreement or any other document or agreement to be entered into pursuant to this Agreement, (ii) the Buyer Guarantor to perform any of its obligations under the Buyer Guarantee or (iii) GAIF II to perform any of its obligations under the GAIF II [*]; or

(d)	Delivery has not occurred on or prior to the Final Delivery Date; provided, however, that the right to terminate this Agreement under this clause 7.1(d) shall not be available to a Party whose failure to observe, perform or fulfil any of its obligations under this Agreement has been the cause of, or resulted in, the failure of Delivery to occur on or before such date (unless such failure results from, or is caused by, an act or omission of the other Party or any third party (other than in the case of the Seller, GAIF II or in the case of the Buyer, the Buyer Guarantor)).

7.2	Buyer Termination: The Buyer may terminate this Agreement as follows:

(a)	on or prior to 6.00 p.m. (New York time) on 20 December 2013, the Buyer provides written notice to the Seller that the Buyer has not secured financing for the Aircraft in form and substance acceptable to it;

(b)	the Buyer provides written notice to the Seller at any time prior to Delivery following the occurrence of any of the following:

(i)	on or before Delivery, the Aircraft suffers damage requiring repairs costing in excess of [*] which is not rectified on or prior to the Final Delivery Date to the Buyer’s reasonable satisfaction; or

(ii)	the Seller breaches any of its obligations, covenants, representations or warranties under this Agreement or any other Transaction Document (unless occasioned by an act or omission on the part of the Buyer or the Buyer Guarantor) and the same has not been cured to the satisfaction of the Buyer within five Business Days after the date on which the Buyer notifies the Seller in writing of such failure (it being understood that this Agreement may not be terminated pursuant to this clause if such breach is cured during such five Business Day period).

7.3

Seller Termination: The Seller may terminate this Agreement by written notice to the Buyer if the Buyer breaches any of its obligations, covenants, representations or warranties under this Agreement or any other Transaction

Document (unless such breach is occasioned by an act or omission on the part of the Seller or GAIF II) and the same has not been cured to the satisfaction of the Seller within five Business Days after the date on which the Seller notifies the Buyer in writing of such failure (it being understood that this Agreement may not be terminated pursuant to this clause if such breach is cured during such five Business Day period).

7.4	Return of Security Deposit and Supplementary Security Deposit:

(a)	If this Agreement is terminated pursuant to clause 7.1(d) (but only in circumstances where the Buyer has failed to satisfy the Seller Conditions Precedent (other than solely as a consequence of circumstances beyond the control of either of the Parties, GAIF II or the Buyer Guarantor)) or pursuant to clause 7.3, the Seller shall be entitled to retain the Security Deposit.

(b)	If this Agreement is terminated pursuant to:

(i)	clause 7.1(c);

(ii)	clause 7.1(d), but only in circumstances where the Buyer has:

(A)	failed to satisfy the Seller Conditions Precedent (except if such failure was solely a consequence of circumstances beyond the control of either of the Parties, GAIF II or the Buyer Guarantor other than a failure of the Seller Condition Precedent referred to in paragraph B7 of Part 1 of Schedule 2 due to a default occurring after 20 December 2013); or

(B)	terminated this Agreement pursuant to clause 7.1(d) because the Seller has failed to satisfy one or more of the Buyer Conditions Precedent referred to in paragraphs B2 and B3 of Part 2 of Schedule 2 (but only if the relevant damage or Default occurs after 20 December 2013 and irrespective of whether or not any other Buyer Conditions Precedent have not then been satisfied);

(iii)	clause 7.2(b)(i) due to relevant damage occurring after 20 December 2013; or

(iv)	clause 7.3,

the Seller shall be entitled to retain the Supplementary Security Deposit.

(c)	If the Seller retains the Security Deposit or the Supplementary Security Deposit in accordance with clause 7.4(a) or (b) (as the case may be), the Seller shall apply the Security Deposit and/or the Supplementary Security Deposit as liquidated damages in full satisfaction of its Losses resulting from the relevant termination. Each of the Seller and the Buyer acknowledges the difficulty in calculating the Losses the Seller would suffer in such a case, and the Seller and the Buyer have agreed that the Security Deposit and/or the Supplementary Security Deposit (as the case may be) is a fair and genuine estimate of such Losses.

(d)	If this Agreement is terminated for any other reason, the Seller shall pay to the Buyer an amount equal to the aggregate of the Security Deposit and the Supplementary Security Deposit received by the Seller (without accrued interest) no later than the third Business Day after such termination.

7.5	Effect of Termination; Sole Remedy: If this Agreement is terminated in accordance with this clause 7, this Agreement shall be of no further force and effect and neither the Buyer nor the Seller shall have any further obligation to the other hereunder, except that this clause 7.5 and clauses 6.5(b), 7.4, 8, 10, 31, 32 and 33 shall survive such termination. If the Seller is entitled to retain the Security Deposit and/or the Supplementary Security Deposit as set forth herein, retention of such amount shall constitute the Seller’s sole and exclusive remedy in connection with the termination of this Agreement, and the Buyer shall have no further obligation or liability to the Seller in respect of the Aircraft, this Agreement or any of the transactions contemplated hereby other than pursuant to clause 6.5(b) or 33.

8	Tax

8.1	Indemnity

(a)	The Buyer shall pay and indemnify the Tax Indemnitees on an after-tax basis from and against any Taxes, VAT and/or costs and expenses assessed against or upon such Tax Indemnitee or the Aircraft by any Governmental Authority resulting from or arising in connection with the sale and delivery of the Aircraft and any Taxes, VAT and/or costs and expenses assessed against the Tax Indemnitees which are attributable to any payment made by the Buyer pursuant to this clause 8.1(a).

(b)	Clause 8.1(a) shall not apply with respect to Taxes (i) assessed on a Tax Indemnitee under the law of the jurisdiction in which such Tax Indemnitee is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Tax Indemnitee is treated as resident for tax purposes if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Tax Indemnitee or the profits or gains of such Tax Indemnitee in its jurisdiction of incorporation, (ii) arising as a result of gross negligence, breach of agreement or wilful misconduct of the relevant Tax Indemnitee or (iii) imposed on or levied against a Tax Indemnitee relating to any period prior to Delivery or to any act, transaction, matter, event or circumstance which occurred prior to Delivery.

(c)	Notwithstanding the foregoing (and without prejudice to clause 10.3), the Parties shall reasonably cooperate to effect Delivery at a time when the Aircraft is located in a jurisdiction that will not impose any Taxes on either Party or any Tax Indemnitee, the Transaction Documents or the Aircraft.

8.2	Stamp taxes: The Buyer shall pay and indemnify, within seven days of demand, the Seller against any cost, loss or liability that the Seller incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Transaction Document.

8.3	VAT:

(a)	All consideration expressed to be payable under this Agreement by the Buyer shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Seller to the Buyer in connection with this Agreement, the Buyer shall pay to the Seller (in addition to and at the same time as paying the consideration) an amount equal to the amount of VAT.

(b)	Where this Agreement requires the Buyer to reimburse the Seller for any costs and expenses, the Buyer shall also at the same time pay and indemnify the Seller against all VAT incurred by the Seller in respect of the costs or expenses to the extent that the Seller reasonably determines that it is not entitled to credit or repayment of the VAT.

8.4	Mitigation: The Seller shall, in consultation with the Buyer, take reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to this clause 8 provided that:

(a)	the Seller shall not be under any obligation to take any such action if, in its reasonable opinion acting in good faith, to do so would have a material adverse effect on its business, operations or financial condition or the financial basis under which, amongst other things, the Transaction Documents have been entered into or would entail any material cost or expense to the Seller (unless the Seller shall have been indemnified or otherwise secured to its satisfaction); and

(b)	the Seller shall not be under any obligation to achieve any particular result and shall not incur any liability to the Buyer or any other person by virtue of the steps taken or such steps resulting in less than complete mitigation.

8.5	Buyer Conditions Precedent: For the avoidance of doubt, the Buyer Conditions Precedent set out in paragraph B5 of Part 2 of Schedule 2 shall not be satisfied if the Buyer is not satisfied that it does not have any liability to Taxes and/or VAT in connection with the delivery and sale of the Aircraft.

9	Default Interest

9.1	Default interest:

(a)	If the Buyer fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent. higher than the number which is the arithmetic mean of the rates of interest per annum (rounded up to the nearest four decimal points) at which, at or about 11.00 a.m. on the due date, Dollar deposits are offered for a period of three months on the Telerate “LIBOR” page. Any interest accruing under this clause 9.1 shall be payable by the Buyer on demand by the Seller.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each month but will remain immediately due and payable.

9.2	Notification of rates of interest: The Seller shall promptly notify the Buyer of the determination of a rate of interest under this Agreement.

10	Indemnities

10.1	Currency indemnity:

(a)	Each of the Buyer and the Seller shall, within seven days of demand, indemnify the other Party against any Loss such Party suffers if:

(i)	it receives an amount relating to the other Party’s obligations under this Agreement in a different currency from that in which payments should be made under this Agreement; or

(ii)	it pays a judgment or claim in a different currency from that in which payments should be made under this Agreement.

(b)	Each Party waives any right to pay any amount under this Agreement in a currency which is different from the currency shown in this Agreement.

10.2	General Indemnity:

(a)	The Buyer shall indemnify and hold harmless each Seller Indemnitee against any Losses suffered or incurred (regardless of when the same are suffered or incurred) arising out of or in any way connected with the purchase, manufacture, ownership, possession, registration, performance, transportation, management, sale, control, inspection, use or operation, design, condition, testing, delivery, leasing, maintenance, repair, service, modification, overhaul, replacement, removal or redelivery of the Aircraft, or any loss of or damage to the Aircraft or relating to any loss or destruction of or damage to any property, or death of or injury to any person caused by, relating to or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters and regardless of when the same arises or occurs, or whether it arises out of or is attributable to any act or omission, negligent or otherwise, of any Seller Indemnitee.

(b)	Clause 10.2(a) shall not apply to Losses in relation to any particular Seller Indemnitee to the extent that such Losses:

(i)	arise out of any act, omission or circumstance occurring prior to Delivery or after the end of the Relevant Period;

(ii)	are caused by such Seller Indemnitee’s gross negligence or wilful misconduct;

(iii)	are the result of a failure by the Seller Indemnitee to comply with any of its express obligations under this Agreement (unless such failure is caused by a failure by the Buyer to comply with any of its express obligations under this Agreement);

(iv)	are the result of any representation and warranty given by the Seller Indemnitee not being true and correct; or

(v)	are covered by an indemnity from the Lessee under the Lease Documents or by an indemnity provided by any subsequent lessee, owner or operator of the Aircraft in a form acceptable to the Seller;

(vi)	represent a Tax or loss of Tax benefits; or

(vii)	arise as a consequence of any patent or intellectual property right in or to the Aircraft, any Engine or any Part for which the Buyer does not have recourse against either Manufacturer under a related indemnity or warranty.

10.3	Indemnification Procedure: The following procedures shall apply to any claim made by any Seller Indemnitee pursuant to clause 8 or 10.2:

(a)	Notice. The relevant Seller Indemnitee shall provide written notice (the “Claim Notice”) to the Buyer within 10 Business Days after it becomes aware of facts giving rise to a claim by it for indemnification under clause 8 or 10.2 (the “Claim”). The Claim Notice shall specify in reasonable detail the nature and basis of the Claim (including, in the case of a Third Party Claim (defined below), the name of the party making such Third Party Claim, to the extent known). The Buyer shall have a period of 10 Business Days to reply to such Notice of Claim. If the Buyer does not respond to such claim within such 10-Business Day period (including by making payment), the Buyer will be deemed to have rejected such Claim, in which event the person claiming indemnification hereunder will be free to pursue such remedies as may be available to it.

(b)

Third Party Claims. In the event of the assertion by any third party of a claim against a Seller Indemnitee which gives rise to a claim for indemnification under this Agreement (“Third Party Claims”), the Buyer will have the right, at its cost and expense and subject to the terms of this clause 10.3(b), to assume the defence thereof including the appointment and selection of counsel. If the Buyer elects to assume the defence of any Third Party Claim, it shall within 30 days notify the Seller Indemnitee in writing of its intent to do so. In the event the Buyer exercises its right to undertake the defence against any such Third Party Claim as provided above, the Seller Indemnitee shall cooperate with the reasonable requirements of the Buyer in such defence and make available to the Buyer all witnesses, pertinent records, materials and information in such party’s possession or under its control relating thereto as may be reasonably required by the Buyer (save to the extent that such information is bound by a duty of confidentiality based on the written opinion of counsel), and the relevant Seller Indemnitee may participate by its own counsel and at its own expense in defense of such Third Party Claim.

Except for the settlement of a Third Party Claim which involves the payment of money only which is to be paid in full by the Buyer, no Third Party Claim for which the Buyer has elected to defend may be settled by the Buyer without the prior written consent of the relevant Seller Indemnitee, which consent shall not be unreasonably withheld or delayed (it being understood that a Seller Indemnitee shall have sole discretion in relation to settlement of any claim involving criminal liability of such Seller Indemnitee). Notwithstanding the foregoing, in order to assume the defence of a Third Party Claim the Buyer shall have agreed to fully indemnify the relevant Seller Indemnitee on demand in respect of any fees, costs or expenses suffered or incurred by such Seller Indemnitee as a result of the relevant Third Party Claim or in connection with any action taken by the Buyer in connection therewith provided that the relevant Seller Indemnitee shall not be prohibited by the foregoing provisions from settling or paying any Third Party Claim immediately if it is under a legal obligation (based on the written opinion of counsel) to do so and such settlement or payment shall not impair its rights to indemnity under this Agreement.

(c)	Notification and Information: The Buyer shall provide such information regarding the defence of the Third Party Claim as any affected Seller Indemnitee may from time to time reasonably request.

(d)	Subrogation. The Buyer shall be subrogated to a Seller Indemnitee’s rights of recovery to the extent of any Losses satisfied by the Buyer. The relevant Seller Indemnitee shall (provided that the Buyer has agreed to fully indemnify such Seller Indemnitee on demand in respect of any fees, costs or expenses suffered or incurred by such Seller Indemnitee as a result of any such action taken by the Buyer) permit the Buyer to use the name of such Seller Indemnitee and the names of such Seller Indemnitee’s affiliates in any transaction or proceeding to enforce such rights and such Seller Indemnitee shall use reasonable efforts (at the cost of Buyer) to execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records with respect to such Losses.

(d)	Reduction of Losses. To the extent any Losses of a Seller Indemnitee are reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment or (ii) from third parties not affiliated with the relevant Seller Indemnitee, such payments (net of the expenses of the recovery thereof) shall be credited against such Losses and, if indemnification payments shall have been received prior to the collection of such proceeds, the relevant Seller Indemnitee shall remit to the Buyer the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Losses.

11	Costs and Expenses

11.1

Transaction expenses: Each Party shall bear its own costs and expenses in connection with the transactions contemplated by the Transaction Documents, including, without limitation, the fees of external legal, tax and any other advisors (save that the Buyer shall bear the legal fees and expenses incurred by the Seller in connection with the preparation, negotiation and execution of the First Deed of Amendment and Restatement in an amount of £1,700 (excluding any applicable VAT)). The Seller shall bear the reasonable and properly incurred costs of the Lessee in connection with the Novation Agreement and the documentation and matters ancillary thereto, provided that the Seller shall not be responsible for (i) any costs of the Lessee that are attributable to the Buyer’s arrangements for financing the acquisition of the Aircraft hereunder or any change in the leasing structure requested by or on behalf of the Buyer, (ii) the provision or cost of any legal opinions for the benefit of the Buyer’s and/or its financiers in relation to the Lessee, its obligations under the Novation Agreement and such other documents to which the Lessee may be a party in connection therewith and/or the state of registration of the Aircraft.

11.2	Enforcement costs: Each Party agrees to pay the other Party, within seven days of demand and on a full indemnity basis, the amount of all costs and expenses (including legal, valuation, accountancy and consulting fees and commission and out-of-pocket expenses) and any VAT thereon incurred by such Party in connection with the enforcement of, or the preservation of, its rights under this Agreement.

11.3	Inspection and Registration Costs: The Buyer shall pay all costs in respect of: (i) its inspection of the Aircraft and the Technical Records, (ii) any and all recording and filing fees associated with the Transaction Documentation, including, without limitation, the transfer of title to the Aircraft from the Seller to the Buyer and the novation of the Lease pursuant to the Novation Agreement, and (iii) the costs and expenses of any financier which may finance or re-finance the acquisition of the Aircraft by the Buyer.

12	Seller Representations

The Seller makes the representations and warranties set out in this clause 12 to the Buyer.

12.1	Status: The Seller is a national banking association duly organised in, validly existing and in good standing under the laws of, the United States of America and has the power to own its assets and carry on its business as it is presently being conducted.

12.2	Powers: The Seller has power to enter into, deliver, exercise its rights and perform its obligations under and pursuant to the Transaction Documents to which it is a party, and has taken all necessary action to authorise the entry into and performance of each such document and the transactions contemplated thereby, and no limits on its powers will be exceeded as a result of the taking of any action contemplated by those documents.

12.3	Due authorisation: The Seller has the power to enter into, exercise its rights and perform and comply with its obligations contained in the Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents to which it is or will be a party.

12.4	Obligations binding: Each Transaction Document to which it is a party constitutes the legal, valid and binding obligations of the Seller enforceable in accordance with its terms, except as such enforceability may be limited by the Reservations.

12.5	Non-contravention: Neither the execution or delivery of any Transaction Document, nor the exercise of any rights or performance of any obligations under any such document by the Seller will result in any:

(a)	violation of any law or regulation to which it is subject;

(b)	breach of its constitutional documents;

(c)	breach of any deed, agreement, instrument or obligation binding upon it or affecting any of its assets; or

(d)	breach of any limits on its powers.

12.6	Title: The Seller has full legal title in and to the Aircraft, and on the Delivery Date the Seller will transfer full legal and beneficial title to Buyer with full title guarantee free and clear of any Security other than Permitted Liens.

12.7	No Liens: To the best of the Seller’s knowledge, there is no Security against the Aircraft that is not a Permitted Lien (as defined in the Lease).

12.8	Supplemental Rental: To the best of the Seller’s knowledge, each Supplemental Rental Balance is set out in Schedule 5 as at the date hereof and, except as otherwise provided in any confirmation provided by the Seller and the Lessee to the Buyer pursuant to the Novation Agreement, as at the Delivery Date. As of the date hereof and, except as provided in any confirmation provided by the Seller pursuant to the Novation Agreement, as at the Delivery Date, the Lessee has not notified the Seller of any pending claims for reimbursement of any Supplemental Rental.

12.9	Lease Documents: Other than the Novation Agreement, the Lease Documents constitute the entire agreement between the Seller or any of its Affiliates, on the one hand, and the Lessee or any of its Affiliates, on the other hand, with respect to the Aircraft, and there are no waivers, consents, approvals, or amendments (oral or written) in effect that would affect the terms of leasing of the Aircraft or that modify or amend the provisions of the Lease Documents.

12.10	Lessor Assignment: Except pursuant to the Existing Financing Documents and the Novation Agreement, it has not assigned or transferred any of its rights or obligations under the Lease Documents.

12.11	Lessee Assignment: It has not consented to any assignment by the Lessee of its rights under the Lease except as required pursuant to the Existing Financing Documents or, so far as it is aware, to any transfer of possession of the Aircraft, except as permitted by the terms of the Lease.

12.12	No Breach By Lessor: It is not in breach of any of its obligations under the Lease.

12.13	Litigation: There is no actual, pending or, to the knowledge of the Seller, threatened, litigation or arbitration, dispute resolution or proceedings before any court or arbitrator involving the Seller which by itself or together with any other such proceedings or claims, if determined adversely to it, could reasonably be expected to have a material adverse effect on the Seller’s ability to perform its obligations under this Agreement and the other Transaction Documents.

12.14	Tax Claim: No claim has been made by the Seller against the Lessee for any Tax indemnification under the Lease Documents.

12.15	Default: To the best of Seller’s knowledge, no Default has occurred and is continuing.

12.16	Rent: The Seller has not received any payment of Rental that would be due before the Delivery Date in advance of the date such payment is due and payable under the Lease.

12.17	Termination: The Lease has not been terminated by the Seller, and the Seller has not consented to any termination of the Lease.

12.18	Repetition: The Seller shall make each representation and warranty in this clause 12 on the date of this Agreement and shall repeat each such representation and warranty on the Delivery Date, by reference to the facts and circumstances then existing, and each such representation and warranty shall survive the execution of this Agreement and Delivery.

13	Acknowledgement and Disclaimer

13.1	Disclaimer: THE BUYER UNCONDITIONALLY AGREES THAT AS BETWEEN THE BUYER AND THE SELLER THE AIRCRAFT IS TO BE SOLD AND BOUGHT IN AN “AS IS WHERE IS” CONDITION AS AT THE DELIVERY DATE AND, EXCEPT AS EXPRESSLY SET OUT IN CLAUSE 12, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER IN RESPECT OF THIS AGREEMENT, THE AIRCRAFT OR ANY OTHER MATTER RELATING TO THIS AGREEMENT OR THE AIRCRAFT AND, EXCEPT AS EXPRESSLY SET OUT IN CLAUSE 12, THE SELLER EXPRESSLY DISCLAIMS:

(a)	ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, DESCRIPTION, AIRWORTHINESS, VALUE, SATISFACTORY QUALITY, DESIGN, QUALITY, DURABILITY, MANUFACTURE OR OPERATION OF ANY KIND OR NATURE;

(b)	ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE OR USE OF THE AIRCRAFT;

(c)	ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO ABSENCE OF LATENT, INHERENT OR OTHER DEFECTS (WHETHER OR NOT DISCOVERABLE) OR AS TO FREEDOM FROM ANY RIGHTFUL CLAIM BY WAY OF INFRINGMENT OF ANY PATENT, COPYRIGHT, DESIGN OR OTHER PROPRIETARY RIGHTS;

(d)	ANY IMPLIED REPRESENTATION OR WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; AND

(e)	ANY OBLIGATION OR LIABILITY OF THE SELLER ARISING IN CONTRACT OR TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF THE SELLER, ACTUAL OR IMPUTED, OR IN STRICT LIABILITY IN RELATION TO ANY OF THE MATTERS REFERRED TO IN CLAUSES 13.1(a) TO 13.1(d) OR FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT OR ANY RISKS RELATING THERETO OR FOR ANY LIABILITY OF THE BUYER TO ANY THIRD PARTY OR ANY OTHER DIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGE WHATSOEVER AND HOWSOEVER CAUSED.

13.2	Delivery Acceptance Certificate: DELIVERY BY THE BUYER TO THE SELLER OF THE DELIVERY ACCEPTANCE CERTIFICATE SHALL BE CONCLUSIVE PROOF, AS BETWEEN THE BUYER AND THE SELLER, THAT THE AIRCRAFT IS IN EVERY WAY SATISFACTORY TO THE BUYER.

14	Buyer Representations

The Buyer makes the representations and warranties set out in this clause 14 to the Seller.

14.1	Status: The Buyer is a Cayman Islands exempted company limited by shares validly existing and registered under the laws of the Cayman Islands and has the power and all necessary governmental and other consents, approvals, licences and authorities in any applicable jurisdiction to own its assets and carry on its business.

14.2	Powers: The Buyer has power to enter into, deliver, exercise its rights and perform its obligations under and pursuant to the Transaction Documents to which it is a party, and has taken all necessary action to authorise the entry into and performance of each such document and the transactions contemplated thereby, and no limits on its powers will be exceeded as a result of the taking of any action contemplated by those documents.

14.3	Due authorisation: All Authorisations required by, or desirable to, the Buyer in connection with the entry into, performance, validity and enforceability of and admissibility in evidence of and the transactions contemplated by, the Transaction Documents to which it is a party have been obtained or effected (as appropriate) and are in full force and effect.

14.4	Obligations binding: Each Transaction Document to which it is a party is the legal, valid and binding obligation of the Buyer enforceable in accordance with its terms, except as such enforceability may be limited by the Reservations.

14.5	Non-contravention: Neither the execution or delivery of any Transaction Document, nor the exercise of any rights or performance of any obligations under any such document by the Buyer will result in any:

(a)	violation of any law or regulation to which it is subject;

(b)	breach of its constitutional documents;

(c)	breach of any deed, agreement, instrument or obligation binding upon it or affecting any of its assets; or

(d)	breach of any limits on its powers.

14.6	Repetition: The Buyer shall make each every representation and warranty in this clause 14 on the date of this Agreement and shall repeat each representation and warranty on the Delivery Date by reference to the facts and circumstances then existing and each such representation and warranty shall survive the execution of this Agreement and Delivery.

15	Insurance

15.1	Liability Insurance: Commencing on the Delivery Date and ending on the second anniversary of the Delivery Date (the “Relevant Period”) and regardless of whether the Buyer ceases to be the owner thereof or the leasing of the Aircraft pursuant to the Lease or any replacement lease is terminated before the expiration of the Relevant Period, the Buyer shall ensure that (i) airline third party liability insurance is maintained in respect of the Aircraft (and each engine when separated from the Aircraft) in an amount not less than the amount required to be maintained by the Lessee under the Lease from time to time and (ii) such insurances name as “additional insureds” the parties required to be so named under the Lease, including the Seller Indemnitees (and compliance with such obligations shall be determined by reference to the terms of the Lease irrespective of whether or not the leasing of the Aircraft to the Lessee pursuant to the Lease is then continuing).

15.2	Certificates: On or before Delivery and at each renewal of the insurances required to be maintained pursuant to clause 15.1 during the Relevant Period, the Buyer shall deliver to the Seller a certificate (which may be an insurance certificate provided by Lessee or any replacement lessee) issued by the insurance brokers for the Aircraft in respect thereof (and, if applicable, a certificate issued by any reinsurers), each in form and substance consistent with the requirements of the Lease in respect of any insurance which the Buyer is required to procure pursuant to clause 15.1 with each Seller Indemnitee named as additional insured for their respective rights and interest during the policy period (and compliance with such obligations shall be determined by reference to the terms of the Lease irrespective of whether or not the leasing of the Aircraft to the Lessee pursuant to the Lease is then continuing).

16	Authorisations and Fees

16.1	Authorisations: The Buyer will be responsible for all Authorisations necessary for the ownership, leasing, registration, maintenance, use or operation of the Aircraft after Delivery.

16.2	Fees: The Buyer will, within seven days of demand, pay and indemnify the Seller from and against, any fees, duties or costs payable to the Aviation Authority or any other aviation authority or Governmental Entity in connection with the transfer of title to the Aircraft from the Seller to the Buyer and/or the Transaction Documents.

17	Intentionally Omitted.

18	Assignments; Further Assurance

18.1	Assignments and transfers: Neither Party may assign any of its rights or transfer any of its rights or obligations under this Agreement except as otherwise agreed between the Parties in writing.

18.2	Further assurance: Each Party shall do and perform such other and further acts and enter into such additional documentation (if any) reasonably requested by the other Party (and at the expense of such other Party) to establish, maintain and protect the rights and remedies of the Parties and carry out the intent and purpose of this Agreement.

19	Payment Mechanics

19.1	Payments to the Seller:

(a)	On each date on which the Buyer is required to make a payment under this Agreement, the Buyer shall make the same available to the Seller for value on the due date and in Dollars settled through the New York Clearing House Interbank Payments System or such other funds as may be customary at the time for settlement of transactions in Dollars in New York City.

(b)	All payments due to the Seller hereunder shall be made to the following account or to such other account as the Seller may direct:

[*]

19.2	Partial payments: If the Seller receives a payment that is insufficient to discharge all the amounts then due and payable by the Buyer under this Agreement, the Seller shall apply that payment towards the obligations of the Buyer under this Agreement in such proportions and order and generally in such manner as the Seller may, in its sole discretion, determine.

19.3	No set-off by Buyer: All payments to be made by the Buyer under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim and without any deduction or withholding for or on account of Tax.

19.4	Currency of account:

(a)	Subject to clauses 19.4(b) and (c) Dollars is the currency of account and payment for any sum due from the Buyer under this Agreement.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

20	Notices

20.1	Communications in writing: Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax, letter or email.

20.2	Addresses: The address, fax number and, email address of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of the Seller:

Wells Fargo Bank Northwest, National Association an Owner Trust as Owner Trustee for GAIF II Investment Nineteen, LLC

c/o Guggenheim Aviation Partners, LLC

Eastpointe Corporate Center

22833 SE Black Nugget Road

Suite 110

Issaquah, WA 98027

Fax:	[*]
Tel:	[*]
Email:	[*]
Attention:	[*]

with a copy to:

Guggenheim Aviation Partners Limited

110 Wigmore Street

London W1U 3RW

Fax	[*]
Email:	[*]
Attention:	[*]

(b)	in the case of the Buyer:

MSN 37138 Ltd.

Codan Trust Company (Cayman) Limited

Cricket Square PO Box 2681

Grand Cayman KY1-1111 Cayman Islands

Attn. [*]

Fax: [*]

With a copy to (which copy does not constitute notice)

Titan Singapore Aircraft Leasing Pte Ltd.

One Marina Boulevard

#28-01 Singapore 018989

Email: [*]
Attention: [*]

and to:

Atlas Air, Inc.

2000 Westchester Avenue

Purchase, New York

Email: [*]

Attention: [*]

or any substitute address, fax number, email address, telephone number or department or officer as a Party may notify to the other Party by not less than five Business Days’ notice.

20.3	Delivery: Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(a)	if by way of fax, upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) showing the correct fax number and the number of pages sent and that such transmission is “OK” or equivalent; or

(b)	if by way of email, when it has been sent provided the message is in legible form and no message is received by the sender indicating that such message has not been received by or delivered to the intended recipient; or

(c)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 20.2, if addressed to that department or officer.

20.4	English language:

(a)	Any notice given under or in connection with any Transaction Document must be in English.

(b)	All other documents provided under or in connection with any Transaction Document (including any documents provided pursuant to the Buyer Conditions Precedent or the Seller Conditions Precedent) must be:

(i)	in English; or

(ii)	if not in English, and if so required by a Party, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

20.5	Working day convention: Any communication received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place (subject to its having been delivered in accordance with the terms of this Agreement).

21	Calculations and Certificates

21.1	Day count convention: Except as otherwise provided in this Agreement, any interest, commission or fee accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

21.2	Days in a period: In determining the number of days in a period, the first day shall be included but not the last.

22	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

23	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

24	Amendments; Waiver

No term of this Agreement may be amended, waived or modified without an instrument in writing executed by both Parties.

25	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect, together with such final text, as a complete authoritative counterpart of this Agreement.

26	Entire Agreement

This Agreement contains the entire agreement between the Parties in relation to the sale and purchase of the Aircraft.

27	Time of the Essence

The time stipulated in this Agreement for all payments by the Buyer and the prompt and punctual performance of the Buyer’s and Seller’s obligations under this Agreement are of the essence of this Agreement.

28	Brokers and Other Third Parties

28.1	No brokers: Each of the Parties hereby represents and warrants to the other that it has not paid, agreed to pay or caused to be paid directly or indirectly in any form, any commission, percentage, contingent fee, brokerage or other similar payments of any kind in connection with the establishment or operation of this Agreement, to any person, other than fees payable to its legal advisers and, in respect of the Seller, Guggenheim Aviation Partners, LLC and Guggenheim Aviation Partners Limited in respect of whose costs the Seller will be responsible.

28.2	Indemnity: Each Party agrees to indemnify and hold the other harmless, within seven days of demand, against any and all claims, suits, damages, costs and expenses (including reasonable attorneys’ fees) asserted by any agent, broker or other third party for any commission or compensation of any nature whatsoever based upon any Transaction Document or the Aircraft if such claim, suit, damage, cost or expense arises out of breach by the indemnifying Party, its employees or agents of this clause 28.

29	Third Party Rights

29.1	Save for any Seller Indemnitees (other than the Seller), a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

29.2	Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

30	Governing Law

This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement shall be governed by, construed and take effect in accordance with English law.

31	Jurisdiction

31.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement) (a “Dispute”).

31.2	The Buyer agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly the Buyer will not argue to the contrary.

31.3	This clause 31 is for the benefit of the Seller only. As a result, the Seller shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Seller may take concurrent proceedings in any number of jurisdictions.

32	Process Agent

32.1	Process Agent for Buyer

Without prejudice to any other mode of service, the Buyer:

(a)	appoints Elaine Proud, Amy House, Park Road, Cromer Norfolk NR27 0EA United Kingdom as its agent for service of process relating to any proceedings before the English courts in connection with this Agreement and agrees to maintain the process agent in England notified to the Seller;

(b)	agrees that failure by a process agent to notify the Buyer of the process shall not invalidate the proceedings concerned; and

(c)	consents to the service of process relating to any such proceedings by prepaid mailing of a copy of the process to Buyer’s agent at the address identified in clause 32.1(a) or by prepaid mailing by air mail, certified or registered mail of a copy of the process to Buyer at the address set forth in Clause 20.2(b).

32.2	Process Agent for Seller

Without prejudice to any other mode of service, the Seller:

(a)	appoints Guggenheim Aviation Partners, Limited of 110 Wigmore Street, London W1U 3RW, England as its agent for service of process relating to any proceedings before the English courts in connection with this Agreement and agrees to maintain the process agent in England notified to the Buyer;

(b)	agrees that failure by a process agent to notify the Seller of the process shall not invalidate the proceedings concerned; and

(c)	consents to the service of process relating to any such proceedings by prepaid mailing of a copy of the process to Seller’s agent at the address identified in clause 32.2(a) or by prepaid mailing by air mail, certified or registered mail of a copy of the process to Seller at the address set forth in Clause 20.2(a).

33	Confidentiality

The Seller and the Buyer agree to keep the existence and the terms of this Agreement and each other Transaction Document strictly confidential and not to disclose it to any person other than (i) in the case of the Seller, each other Seller Indemnitee (ii) in the case of each of the Seller Indemnitees and the Buyer, its affiliates, members, managers, directors, employees, their respective boards of directors and professional advisors including prospective lenders and their legal advisors advising them in connection with the subject matter of this Agreement and (iii) for legal or statutory reasons, without, in any case, securing the prior written consent of the other Party. Notwithstanding any other provision of this Agreement to the contrary, the legal obligations of confidentiality hereunder do not extend to the U.S. federal or state tax structure or the U.S. federal or state tax treatment of the transactions contemplated hereby. If any U.S. federal or state tax analyses or materials are provided to any party, such party is free to disclose any such analyses or materials without limitation.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Aircraft Sale Agreement
in respect of one Boeing 777F
Aircraft MSN 37138

THE SELLER

for and on behalf of

Wells Fargo Bank Northwest,
National Association (not in its individual capacity but solely as owner trustee for the benefit of GAIF II Investment Nineteen, LLC)

Aircraft Sale Agreement
in respect of one Boeing 777F
Aircraft MSN 37138

THE BUYER

for and on behalf of

MSN 37138 Ltd.